Exhibit 10.3

AMERICAN SOUTHWEST HOLDINGS INC.

The Board of Directors
Africa Pacific Capital Limited
Level 11, 151 Macquarie Street
Sydney, 2000
NSW

Att: Stephen Turner, Director

September 30, 2005

Dear Stephen

This letter serves to confirm what we agreed when we met in your offices on August 5, 2005.

1)
American Southwest Inc. (ASW), pursuant to the mandate letter dated 1 March 2004, from Doyle Capital now known as Africa Pacific Capital Limited (APC) owes APC US$400,000 as at the end of September 2005.

2)	ASW and its subsidiary Metal Sands Pty Limited (MS) also owe APC various sums which were extended as loans over the period 2003 & 2004.
3)	APC holds warrants for 15 million shares in ASW.
4)	At our meeting we agreed that APC would exercise the 15 million warrants and that the amounts owed by ASW and MS would be off-set against the exercise price in full and final settlement.
5)	We also agreed that we would terminate the mandate letter as at 30 September 2005 and that it, and all preceding mandate letters, would be considered null and void.

We would be grateful if you could acknowledge your agreement to the above and return a signed original to us at our offices.

Sincerely	Agreed:

/s/ Alan Doyle	/s/ Stephen Turner

American Southwest Inc. Alan Doyle, President	Stephen Turner, Director African Pacific Capital

U.S. Office Cl - Ashworth Mitchell and Brazelton 4225 North Brown Avenue Scottsdale AZ 85251 UNITED STATES OF AMERICA	Sydney Office Cl - Africa Pacific Capital Limited Level 11, 151 Macquarie St Sydney NSW 2000 AUSTRALIA